EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-90465) and in the Registration Statements on Form S-8 (No.’s 33-85908, 33-61103, 333-18363, 333-42723, 333-90471 and 333-76298) of Synbiotics Corporation of our report dated February 28, 2003 relating to the 2002 financial statements, which appears in this Form 10-K.

Levitz, Zacks & Ciceric

San Diego, California

March 28, 2003